Exhibit 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 1236 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To:
Auris Medical Holding AG
Bahnhofstrasse 21
6300 Zug

Switzerland

Zurich, 1 June 2016

/ 5714099v1

Swiss Legal Opinion

Dear Madam, Dear Sir,

We have acted as Swiss legal counsel to Auris Medical Holding AG (the Company) in connection with the (i) filing of a registration statement on Form F-3 (Registration No. 333-206710) which includes the prospectus dated September 10, 2015 (the Registration Statement) and the documents incorporated by reference therein (the Incorporated Documents) by the Company with the Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 and (ii) the Prospectus Supplement, dated 1 June 2016 (the Prospectus Supplement) of the Company filed with the Commission relating to the issuance and sale by the Company of its common shares of CHF 0.40 par value each, having an aggregate offering price of up to USD 35,000,000 (the Shares) in accordance with a certain sales agreement, dated as of 1 June 2016 between the Company and Cantor Fitzgerald & Co. (Cantor), as agent (the Sales Agreement) (the Offering). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

Swiss Legal Opinion

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents, except the Incorporated Documents, or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Prospectus Supplement;

(c)	a .pdf copy of the Sales Agreement;

(d)	a .pdf copy of the master securities lending agreement, dated as of 1 June 2016 between Cantor, as borrower, and Thomas Meyer, as lender (the Lending Agreement; together with the Sales Agreement, the Agreements);

(e)	a .pdf copy of the certified articles of incorporation of the Company in their version of 8 April 2016 (the Articles);

Swiss Legal Opinion

(f)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company in their version of 1 May 2016 (the Organizational Regulations);

(g)	a .pdf copy of the resolution of the Company’s shareholders’ meeting, dated 8 April 2016 approving, among others, the amendments to the authorized share capital of the Company under its articles of association (the AGM Resolution);

(h)	a .pdf copy of a certified excerpt from the daily registry of the Commercial Register of the Canton of Zug, dated 27 May 2016 relating to the Company (the Excerpt); and

(i)	a .pdf copy of a circular resolution of the Company’s board of directors, dated 5 May 2016 approving, among others, the Offering as well as the execution of the Prospectus Supplement and the Agreements (the Board Resolution).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the AGM Resolution has been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect and has not been and will not be successfully challenged by a dissenting shareholder in court within the two months after such AGM Resolution;

Swiss Legal Opinion

(d)	the Board Resolution has been duly resolved in a meeting duly convened, or, respectively, in a duly executed circular resolution and has not been rescinded or amended and is in full force and effect;

(e)	the Registration Statement has been duly filed by the Company;

(f)	the Articles, the Organizational Regulations and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations and the Excerpt as of the date hereof;

(g)	all parties to the Agreements will perform all obligations by which they are bound in accordance with the respective terms;

(h)	the Offering will be conducted in the manner as described in the Prospectus Supplement;

(i)	the Loaned Securities (as defined in the Lending Agreement) are registered shares in the Company with a nominal value of CHF 0.40, duly owned and subscribed for by Thomas Meyer; and

(j)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

4.	Opinion

Based upon the foregoing and subject to the qualifications referred to below, we are of the opinion that

(i)	the Shares to be issued by the Company in the context of the Offering, if and when issued and delivered by the Company and paid for pursuant to the Prospectus Supplement and the Sales Agreement, will be validly issued, fully paid (up to their nominal value) and non-assessable;

(ii)	The Loaned Securities (as defined in the Lending Agreement) have been validly issued, fully paid (up to their nominal value) and are non-assessable.

Swiss Legal Opinion

5.	Qualifications

The opinion set forth above is subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) in connection with the Offering.

(d)	The Company’s authorized share capital authorizes the Company’s board of directors to increase the share capital by up to CHF 6,860,000.00 through the issuance of not more than 17,150,000 registered shares with a nominal value of CHF 0.40 until 8 April 2018. If, for purposes of the Offering, more shares or a longer duration will be needed, a new authorized share capital would be required, and the Company’s shareholders’ meeting would have to pass a corresponding resolution to amend the Company’s Articles to that effect.

(e)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made by the relevant holder of the Shares.

(f)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement or the Prospectus Supplement.

(g)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

Swiss Legal Opinion

6.	Miscellaneous

We do not assume any obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

Very truly yours,

Walder Wyss AG

/s/ Alexander Nikitine	/s/ Markus Pfenninger
Alexander Nikitine	Markus Pfenninger

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